Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL YEAR 2012, AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., February 29, 2012 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2012, ended February 12, 2012, and its sales results for the four weeks ended February 26, 2012.

Net sales for the quarter increased ten percent, to $22.51 billion, from $20.45 billion last year. Net sales for the first half increased eleven percent, to $43.69 billion, from $39.27 billion last year.

Comparable sales were as follows:

	12 Weeks	24 Weeks
U.S.	8%	9%
International	8%	9%
Total	8%	9%

Inflation in gasoline prices had a positive impact on comparable sales, particularly for the twenty-four-week period; foreign currencies had a negative impact, particularly for the twelve-week period. Excluding these effects, comparable sales were as follows:

	12 Weeks	24 Weeks
U.S.	7%	7%
International	10%	10%
Total	7%	7%

Net income for the quarter was $394 million, or $.90 per diluted share, compared to $348 million, or $.79 per diluted share, last year. Net income for the first half was $714 million, or $1.62 per diluted share, compared to $660 million, or $1.49 per diluted share, last year.

The Company today also reported net sales of $7.04 billion for the four weeks ended February 26, 2012, an increase of ten percent from $6.38 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-six weeks ended February 26, 2012, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $47.22 billion, an increase of eleven percent from $42.46 billion during the comparable period of the prior fiscal year.

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Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February were as follows:

	4 Weeks	26 Weeks
U.S.	8%	9%
International	8%	9%
Total	8%	9%

Inflation in gasoline prices had a positive impact on comparable sales, particularly for the twenty-six week period; foreign currencies had a negative impact for both periods. Excluding these effects, comparable sales were as follows:

	4 Weeks	26 Weeks
U.S.	7%	7%
International	9%	10%
Total	7%	7%

Costco currently operates 600 warehouses, including 433 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, eight in Taiwan, seven in Korea and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to an additional ten new warehouses (including the relocation of a warehouse to a larger and better-located facility) prior to the end of its fifty-three-week fiscal year on September 2, 2012.

A conference call to discuss these second quarter operating results and February sales is scheduled for 8:00 a.m. (PT) today, February 29, 2012, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, and consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of suppliers, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 12, 2012	February 13, 2011	February 12, 2012	February 13, 2011
REVENUE
Net sales	$22,508	$20,449	$43,689	$39,272
Membership fees	459	426	906	842

Total revenue	22,967	20,875	44,595	40,114
OPERATING EXPENSES
Merchandise costs	20,139	18,235	39,070	34,992
Selling, general and administrative	2,176	2,038	4,321	3,979
Preopening expenses	6	4	16	16
Provision for impaired assets and closing costs, net	2	2	1	6

Operating income	644	596	1,187	1,121
OTHER INCOME (EXPENSE)
Interest expense	(27)	(27)	(54)	(53)
Interest income and other, net	10	4	47	9

INCOME BEFORE INCOME TAXES	627	573	1,180	1,077
Provision for income taxes	215	204	440	376

Net income including noncontrolling interests	412	369	740	701
Net income attributable to noncontrolling interests	(18)	(21)	(26)	(41)

NET INCOME ATTRIBUTABLE TO COSTCO	$394	$348	$714	$660

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.91	$0.80	$1.64	$1.52

Diluted	$0.90	$0.79	$1.62	$1.49

Shares used in calculation (000’s)
Basic	434,535	436,682	434,374	435,385
Diluted	439,468	443,186	440,036	442,283
Cash dividends declared per share	$0.240	$0.205	$0.480	$0.410

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	February 12, 2012	August 28, 2011
ASSETS
Cash and cash equivalents	$4,389	$4,009
Short-term investments	1,396	1,604
Receivables, net	1,092	965
Merchandise inventories	6,934	6,638
Deferred income taxes and other current assets	549	490

Total current assets	14,360	13,706
Property and equipment, net	12,519	12,432
Other assets	632	623

TOTAL ASSETS	$27,511	$26,761

LIABILITIES AND EQUITY
Current portion of long-term debt	$900	$900
Accounts payable	6,334	6,544
Other current liabilities	5,175	4,606

Total current liabilities	12,409	12,050
Long-term debt, excluding current portion	1,380	1,253
Deferred income taxes and other liabilities	903	885

Total liabilities	14,692	14,188

Total Costco stockholders’ equity	12,232	12,002
Noncontrolling interests	587	571

Total equity	12,819	12,573

TOTAL LIABILITIES AND EQUITY	$27,511	$26,761